Exhibit 21.1

Subsidiaries of Registrant

Symmetricom, Ltd.

Symmetricom Puerto Rico, Inc.

Manufacturing Solutions Puerto Rico, Inc.

Symmetricom Hong Kong, Ltd.

Symmetricom Global Services, Inc.

Symmetricom GmbH

Navstar Systems, Ltd. (inactive)

Telecom Solutions, Inc. (inactive)

Analog Solutions, Inc. (inactive)